                                                                     EXHIBIT 2.1


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                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 CRDENTIA CORP.,

                                   CRDE CORP.,

                                ROBIN D. RIDDLE,

                                       AND

                                 BRIAN F. WILSON

                             DATED NOVEMBER 14, 2004



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

                                TABLE OF CONTENTS

                                                                                                                      PAGE



ARTICLE I             DEFINITIONS...............................................................................        2
         1.1      Defined Terms.................................................................................        2
         1.2      Construction of Certain Terms and Phrases.....................................................       10

ARTICLE II            The MERGER................................................................................       10
         2.1      The Merger....................................................................................       10
         2.2      Effective Time................................................................................       10
         2.3      Effect of the Merger..........................................................................       11
         2.4      Articles of Incorporation; Bylaws.............................................................       11
         2.5      Directors and Officers........................................................................       11
         2.6      Effect on Capital Stock/Merger Consideration..................................................       11
         2.7      Actions at the Effective Time.................................................................       12
         2.8      Exchange Procedure............................................................................       12
         2.9      Registration Rights...........................................................................       13
         2.10     Conditional Purchases of Parent Common Stock..................................................       14
         2.11     Closing.......................................................................................       16
         2.12     Tax Matters...................................................................................       19
         2.13     Authorization of the Shareholder Representative...............................................       19

ARTICLE III           Representations and Warranties of HCI holding Co. and the shareholders....................       20
         3.1      Organization..................................................................................       21
         3.2      Ownership of the Company......................................................................       21
         3.3      Ownership of Shares...........................................................................       21
         3.4      Authority.....................................................................................       22
         3.5      No Affiliates.................................................................................       22
         3.6      No Conflicts..................................................................................       22
         3.7      Consents and Governmental Approvals and Filings...............................................       23
         3.8      Books and Records.............................................................................       23
         3.9      Financial Statements..........................................................................       23
         3.10     Absence of Changes............................................................................       23
         3.11     No Undisclosed Liabilities....................................................................       23
         3.12     Tangible Personal Property....................................................................       23
         3.13     Benefit Plans; ERISA..........................................................................       24
         3.14     Real Property.................................................................................       25
         3.15     Intellectual Property Rights..................................................................       25
         3.16     Compliance with Legal Requirements; Governmental Authorizations...............................       25
         3.17     Legal Proceedings; Orders.....................................................................       27
         3.18     Contracts.....................................................................................       28
         3.19     Environmental Matters.........................................................................       29
         3.20     Accounts Receivable...........................................................................       31
         3.21     Accounts Payable..............................................................................       31
         3.22     Equipment.....................................................................................       31
         3.23     Insurance.....................................................................................       31

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                      PAGE
         3.24     Tax Matters...................................................................................       32
         3.25     Labor and Employment Relations................................................................       34
         3.26     Certain Employees.............................................................................       35
         3.27     Absence of Certain Developments...............................................................       35
         3.28     Suppliers.....................................................................................       37

         3.29     Bank Accounts.................................................................................       37
         3.30     Permits.......................................................................................       37
         3.31     Regulatory Compliance.........................................................................       37
         3.32     Third Party Consents..........................................................................       38
         3.33     Relationships with Related Persons............................................................       38
         3.34     Certain Payments..............................................................................       38
         3.35     Brokers.......................................................................................       38
         3.36     Verification of Credentials...................................................................       39
         3.37     Training......................................................................................       39
         3.38     Material Misstatements and Omissions..........................................................       39

ARTICLE IV            Representations and Warranties of Parent and Acquisition Co...............................       39
         4.1      Organization..................................................................................       39
         4.2      Authority.....................................................................................       39
         4.3      Litigation....................................................................................       40
         4.4      Reports and Financial Statements..............................................................       40
         4.5      Absence of Changes............................................................................       40
         4.6      Brokers.......................................................................................       40
         4.7      No Conflicts..................................................................................       40
         4.8      Consents and Governmental Approvals and Filings...............................................       41
         4.9      Validity of Merger Shares.....................................................................       41
         4.10     Material Misstatements and Omissions..........................................................       41

ARTICLE V             Representations and Warranties of the Shareholders........................................       42
         5.1      Requisite Power and Authority.................................................................       42
         5.2      Ownership and Voting..........................................................................       42
         5.3      Investment Representations....................................................................       42
         5.4      Transfer Restrictions.........................................................................       44

ARTICLE VI            Additional Agreements.....................................................................       44
         6.1      Operation of Business Prior to Closing Date...................................................       44
         6.2      No Solicitation or Negotiation................................................................       45
         6.3      Access to Information.........................................................................       45
         6.4      Notification of Certain Matters...............................................................       46
         6.5      Fees and Expenses.............................................................................       46
         6.6      Tax Matters...................................................................................       46
         6.7      Formation of HCI Holding Co./Conversion of Company............................................       47
         6.8      Cash Withdrawal...............................................................................       48

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                      PAGE
ARTICLE VII           Conditions to Consummation of the SALE....................................................       48
         7.1      Conditions to the Obligations of HCI Holding Co. and the Shareholders.........................       48
         7.2      Conditions to the Obligations of Parent and Acquisition Co....................................       49

ARTICLE VIII          Termination; Amendment; Waiver............................................................       50
         8.1      Termination...................................................................................       50
         8.2      Effect of Termination.........................................................................       51
         8.3      Amendment.....................................................................................       51

ARTICLE IX            Actions by the Parties After the Closing..................................................       51
         9.1      Survival of Representations, Warranties, Etc..................................................       51
         9.2      Indemnification...............................................................................       52
         9.3      Articles of Incorporation and Bylaws..........................................................       54
         9.4      Exclusivity...................................................................................       54

ARTICLE X             Miscellaneous.............................................................................       55
         10.1     Further Assurances............................................................................       55
         10.2     Notices.......................................................................................       55
         10.3     Entire Agreement..............................................................................       56
         10.4     Waiver........................................................................................       56
         10.5     No Third Party Beneficiary....................................................................       56
         10.6     No Assignment; Binding Effect.................................................................       56
         10.7     Severability..................................................................................       56
         10.8     Governing Law.................................................................................       57
         10.9     Consent to Jurisdiction and Forum Selection...................................................       57
         10.10    Construction..................................................................................       57
         10.11    Counterparts; Future Signatures...............................................................       57
         10.12    Attorney's Fees...............................................................................       57

                      AGREEMENT AND PLAN OF REORGANIZATION

            This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of November 14, 2004, by and among (i) Crdentia Corp., a Delaware corporation ("Parent"), and (ii) CRDE Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Co."), on the one hand, and
(i) Robin D. Riddle and Brian F. Wilson, who currently constitute all of the shareholders (individually a "Shareholder" and collectively, the "Shareholders") of Healthcare Innovations Private Services, Inc., an Oklahoma corporation and who, following the HCI Conversion (as hereinafter defined) shall constitute all of the shareholders of HCI Holding Corporation, a Delaware corporation ("HCI Holding Co."), and (ii) Robin D. Riddle as the Shareholder Representative (as hereinafter defined), on the other hand. As contemplated in Section 6.7 herein, following the date hereof and on or before the Closing Date, the Shareholders shall cause HCI Holding Co. to become party hereto.

                                    RECITALS:

            A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent, Acquisition Co. and HCI Holding Co. will enter into a business combination transaction pursuant to which HCI Holding Co. will merge with and into Acquisition Co. (the "Merger").

            B. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

            C. The Board of Directors of Acquisition Co. (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Acquisition Co. and fair to, and in the best interests of, Acquisition Co. and its stockholder, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

            D. Pursuant to Section 6.7, at or prior to the Closing, the Board of Directors of HCI Holding Co. shall (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of HCI Holding Co. and fair to, and in the best interests of, HCI Holding Co. and its shareholders, and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

            E. At or prior to the Closing, the shareholders of HCI Holding Co. shall have unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

            F. Parent, as the sole stockholder of Acquisition Co. has approved this Agreement, the Merger and other transactions contemplated by this Agreement.

            G. The parties desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

            1.1 DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following defined terms have the meanings indicated below:

            "Accounts Payable" has the meaning set forth in Section 3.21.

            "Accounts Receivable" has the meaning set forth in Section 3.20.

            "Acquisition Co." has the meaning set forth in the first paragraph of this Agreement.

            "Acquisition Co. Common Stock" has the meaning set forth in Section 2.7(c).

            "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

            "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

            "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

            "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at any time prior to the Closing, to which the Company contributes or has contributed, or under which any employee, officer, director, partner or former employee, officer, director or partner of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

            "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

            "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement or any other agreement or document will be deemed to have occurred if there is or has been (a) any material inaccuracy of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any third persons not party hereto) or other occurrence or circumstance that is or was materially inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence or circumstance.

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

            "Cash Consideration" has the meaning set forth in Section 2.6(c)(i).

            "Closing" has the meaning set forth in Section 2.11(a).

            "Closing Date" has the meaning set forth in Section 2.11(a).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company" means Healthcare Innovations Private Services, Inc., an Oklahoma corporation to be converted into an Oklahoma limited liability company pursuant to Section 6.7 on or before the Closing.

            "Company Common Stock" has the meaning set forth in Section 3.2(a).

            "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

            "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation: (a) the Merger;
(b) the execution, delivery, and performance of all agreements contemplated hereby, including, without limitation, the Registration Rights Agreement, Non-Competition Agreements and the Releases; (c) the performance by Parent, Acquisition Co. and the Shareholders of their respective covenants and obligations under this Agreement; and (d) Parent's acquisition and ownership of and exercise of control over HCI Holding Co.

            "Contract" means any agreement, arrangement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

            "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

            "Damages" has the meaning set forth in Section 9.2(a).

            "DGCL" has the meaning set forth in the Recitals.

            "Effective Time" has the meaning set forth in Section 2.2.

            "Employment Agreement" has the meaning set forth in Section 2.11(c).

            "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

            "Environment" has the meaning set forth in Section 3.19(e)(i).

            "Environmental Laws" has the meaning set forth in Section 3.19(e)(iii).

            "Environmental Notice" has the meaning set forth in Section 3.19(e)(ii).

            "Environmental Permits" has the meaning set forth in Section
3.19(a).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "FASB" has the meaning set forth in GAAP.

            "Final Returns" has the meaning set forth in Section 6.6(a).

            "GAAP" means United States generally accepted accounting principles, as currently defined by the Financial Accounting Standards Board ("FASB") and other agencies permitted by law to issue such pronouncements.

            "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Legal Requirement.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

            "Group" means, individually and collectively, (i) HCI Holding Co.,
(ii) the Company and (iii) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations
Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

            "HCI Conversion" has the meaning set forth in Section 6.7.

            "HCI Disclosure Schedule" means the disclosure schedule delivered pursuant to Article III (and as may be amended as of the Closing Date for events that transpire between the date hereof and the Closing Date) which sets forth the exceptions to the representations and warranties contained in Article III hereof.

            "HCI Financial Statements" means the audited balance sheet as of August 31, 2004, July 31, 2004, June 30, 2004, May 31, 2004 and April 30, 2004
and the related statement of operations and cash flows for the Company, in each case for the eight months ended August 31, 2004, the months ended August 31, 2004, July 31, 2004, June 30, 2004 and May 31, 2004 and for the four months ended April 30, 2004.

            "HCI Holding Co." has the meaning set forth in the first paragraph.

            "HCI Holding Co. Common Stock" means the common stock of HCI Holding Co.

            "HIPAA" has the meaning set forth in Section 3.37.

            "Initial Offering" has the meaning set forth in Section 2.10(a)(i).

            "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, "Patents"); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, "Trademarks"); (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and mask works and all applications, registrations and renewals in connection therewith (collectively, "Copyrights");
(iv) trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented (collectively, "Trade Secrets and Other Proprietary Information"); (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefor; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

            "Interim Period" means with respect to any Taxes imposed on the Company on a periodic basis for which the Closing Date is not the last day of a Taxable period, the period of time beginning on the first day of the actual Taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

            "Investigations" has the meaning set forth in Section 9.2(a).

            "Knowledge of HCI" means the knowledge of any officer, director or management level employee of the Company or any Shareholder. An officer, director or management level employee of the Company or any Shareholder will be deemed to have knowledge of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

            "Knowledge of Parent or Acquisition Co." means the knowledge of any officer or director of Parent or Acquisition Co. An officer or director of Parent or Acquisition Co. will be deemed to have knowledge of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

            "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

            "Material" has the meaning set forth in Section 3.19(e)(iv).

            "Material Adverse Effect" means, for any Person, whether individually or in the aggregate (a) a financial impact or generating damages greater than $25,000 with respect to the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or
(b) a material impact on the ability of such Person to consummate the transactions contemplated hereby.

            "Merger" has the meaning set forth in the Recitals.

            "Merger Consideration" has the meaning set forth in Section 2.6(c).

            "Merger Shares" has the meaning set forth in Section 2.6(c)(ii).

            "Non-Competition Agreements" has the meaning set forth in Section 2.11(b)(iv).

            "Offering" shall mean the sale by Parent of its equity securities for the purpose of raising capital pursuant to either (A) a private transaction exempt from registration pursuant to the Securities Act (a "PIPE") or (B) an underwritten public offering pursuant to a registration statement under the Securities Act (a "Public Offering").

            "Order" means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Ordinary Course of Business" means the action of a Person that is
(i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) not required to be authorized by the board of directors of such Person; and (iii) similar in nature and magnitude to actions customarily taken, without the action of the board of directors, general partner or similar body, in the ordinary course of the normal day-to-day operations of such Person.

            "Outstanding HCI Holding Co. Common Stock" has the meaning set forth in Section 2.6(a).

            "Parent" has the meaning set forth in the first paragraph of this Agreement.

            "Parent Common Stock" means the shares of common stock of Parent, $0.0001 par value.

            "Parent Common Stock Price" has the meaning set forth in Section 2.6(c)(ii).

            "Parent SEC Documents" means each form, report, schedule, statement and other document required to be filed by the Parent through the date of this Agreement or the Closing under the Exchange Act or the Securities Act or by the rules and regulations of the stock exchange or market on which shares of Parent Common Stock are traded, including any amendment to such document, whether or not such amendment is required to be so filed.

            "Patents" has the meaning set forth in the definition of "Intellectual Property."

            "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

            "Permitted Encumbrance" means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company, and (c) any Encumbrance on the Assets and Properties of the Company at Closing which is incurred in the Ordinary Course of Business, including but not limited to Encumbrances due to accounts receivable financing, other borrowings and landlord liens.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "Post-Closing Period" shall mean any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

            "Pre-Closing Period" shall mean any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

            "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

            "Purchase Date" has the meaning set forth in Section 2.10(b).

            "Purchaser Representative" has the meaning set forth in Section 5.3(a)(ii).

            "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

            "Real Property" has the meaning set forth in Section 3.14.

            "Regulated Services" has the meaning set forth in Section 3.31(a).

            "Related Person" means with respect to a particular individual:

                  (a)   each other member of such individual's Family; and

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; and

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serve as a director, officer, partner, executor, or trustee (or in a similar capacity).

            With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; and

                  (b) any Person that holds a Material Interest in such specified Person; and

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); and

                  (d) any Person in which such specified Person holds a Material Interest; and

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f)   any Related Person of any individual described in clause
                        (b) or (c).

            For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

            "Release" has the meaning set forth in Section 2.11(b)(v).

            "Returns" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

            "Rison Management" has the meaning set forth in Section
2.11(b)(iii).

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Shareholders" has the meaning set forth in the first paragraph of this Agreement.

            "Shareholder Representative" has the meaning set forth in Section 2.13(a).

            "Stock Certificates" means the certificates which immediately prior to the Effective Time represented HCI Holding Co. Common Stock.

            "Stock Consideration" has the meaning set forth in Section
2.6(c)(ii).

            "Surviving Corporation" has the meaning set forth in has the meaning set forth in Section 2.1.

            "Tax" or "Taxes" means, except where the context otherwise requires, all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

            "Third Party Expenses" has the meaning set forth in Section 6.5.

            "Threatened" means a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

            "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

            "Trade Secrets and Other Proprietary Information" has the meaning set forth in the definition of "Intellectual Property."

            "Treasury Regulations" means the temporary and final regulations issued by the U.S. Treasury Department under the Code.

            1.2 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or;" and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II
                                   THE MERGER

            2.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, HCI Holding Co. shall be merged with and into Acquisition Co., the separate corporate existence of HCI Holding Co. shall cease and Acquisition Co. shall continue as the surviving corporation. Acquisition Co., as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

            2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by the filing of a certificate of merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time") as soon as practicable on the Closing Date.

            2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of HCI Holding Co. and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of HCI Holding Co. and Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation.

            2.4 ARTICLES OF INCORPORATION; BYLAWS.

                  (a) At the Effective Time, the Certificate of Incorporation of Acquisition Co. shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Healthcare Innovations Private Services, Inc."

                  (b) At the Effective Time, the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "Healthcare Innovations Private Services, Inc."

            2.5 DIRECTORS AND OFFICERS. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Acquisition Co. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

            2.6 EFFECT ON CAPITAL STOCK/MERGER CONSIDERATION.

                  (a) Conversion of HCI Holding Co. Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of the HCI Holding Co. Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding HCI Holding Co. Common Stock") shall be canceled and automatically converted into the right to receive, upon surrender of the Stock Certificates representing such shares, a ratable portion of the Merger Consideration. At the Effective Time, all rights in respect of such Outstanding HCI Holding Co. Common Stock shall cease to exist, other than the right to receive the Merger Consideration, and all such shares shall be cancelled and retired.

                  (b) No Fractional Shares. In lieu of fractional shares that would otherwise be issued to holders of Outstanding HCI Holding Co. Common Stock under this Agreement, each holder of Outstanding HCI Holding Co. Common Stock that would have been entitled to receive a fractional share shall receive such whole number of shares of Parent Common Stock as is equal to the precise number of shares of Parent Common Stock to which such person would be entitled rounded down to the nearest whole number.

                  (c) Merger Consideration. The merger consideration (the "Merger Consideration") shall consist of the Cash Consideration and the Stock Consideration, and shall be paid as set forth below.

                        (i) Cash Consideration. At Closing, Parent shall make a cash payment to the Shareholders (the "Cash Consideration"), which shall consist of Nine Million Dollars

($9,000,000) to be wired by Parent in immediately available funds to accounts designated by the respective Shareholders.

                        (ii) Stock Consideration. At Closing, Parent shall issue to the Shareholders a number of shares of Parent Common Stock equal to (i) Nineteen Million Dollars ($19,000,000), divided by (ii) the Parent Common Stock Price (the "Stock Consideration" or "Merger Shares"). For purposes of this Agreement, the "Parent Common Stock Price" shall mean the average of the closing prices of the Parent Common Stock as reported on the primary stock exchange or market on which shares of Parent Common Stock are traded for the fourteen (14) calendar day period ending two (2) calendar days prior to the Closing. Subject to Parent's obligations pursuant to Section 2.9 herein, the issuance of the Parent Common Stock as Stock Consideration pursuant to this Section 2.6(c)(ii) will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws.

                  (d) Allocation of Purchase Price. The Cash Consideration and Stock Consideration shall be allocated among the respective Shareholders on the same basis that the number of shares in HCI Holding Co. owned by each such Shareholder bears to the total number of shares in HCI Holding Co. owned by all Shareholders.

            2.7 ACTIONS AT THE EFFECTIVE TIME. At the Effective Time:

                  (a) Except for the securities referred to in Section 2.7(b) below, each share of Outstanding HCI Holding Co. Common Stock will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent the Merger Consideration in the amount as determined pursuant to Section 2.6.

                  (b) Each share, if any, of HCI Holding Co. Common Stock held in the treasury of HCI Holding Co. shall be canceled and retired without payment of any consideration therefor.

                  (c) Each share of common stock of Acquisition Co. ("Acquisition Co. Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time. Each stock certificate of Acquisition Co. evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            2.8 EXCHANGE PROCEDURE.

                  (a) Upon surrender of a Stock Certificate for cancellation to Parent or to such other agent or agents as may be appointed by Parent, duly endorsed in blank (or accompanied by duly executed stock powers) and, if necessary, spousal consents by each spouse, if any, of the holder of such Stock Certificate, duly executed by such spouses, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of HCI Holding Co. Common Stock is entitled pursuant to Section 2.6 above. The Stock Certificates so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any HCI Holding Co. Common Stock. From and after the Effective Date, until surrendered as contemplated by this Section 2.8, each Stock Certificate shall be deemed for all corporate purposes to evidence the amount of the Merger Consideration into which HCI Holding Co. Common Stock represented by such Stock Certificate shall have been converted in the Merger pursuant to this Agreement.

                  (b) The Merger Consideration delivered upon the surrender for exchange of HCI Holding Co. Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such HCI Holding Co. Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of HCI Holding Co. Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, provided that the presenting holder is listed on HCI Holding Co.'s shareholder list as a holder of HCI Holding Co. Common Stock.

                  (c) In the event that any Stock Certificates evidencing HCI Holding Co. Common Stock shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6 above; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Stock Certificates alleged to have been lost, stolen or destroyed.

                  (d) Notwithstanding anything to the contrary in this Section 2.8, none of Parent, the Surviving Corporation or any party hereto shall be liable to a holder of HCI Holding Co. Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Each of the Parent, Acquisition Co. and HCI Holding Co. will take all such reasonable and lawful acts as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of HCI Holding Co., the officers and directors of HCI Holding Co. and Acquisition Co. are fully authorized in the name of the respective corporations or otherwise to take, and will take, all such lawful and necessary action so long as such action is not inconsistent with this Agreement.

            2.9 REGISTRATION RIGHTS. Within ninety (90) days after the Closing Date, Parent shall file a registration statement under the Securities Act to effect the registration of all of the shares of Parent Common Stock issued to and held by Shareholders pursuant to Section 2.6(c)(ii) herein, and shall thereafter cause such registration statement to become and remain effective, all in accordance with the terms and provisions hereof and a certain registration rights agreement to be negotiated by and executed by and among Parent and the Shareholders at the Closing (the "Registration Rights Agreement").

            2.10 CONDITIONAL PURCHASES OF PARENT COMMON STOCK.

                  (a) Following the Closing, upon the written request of Shareholders, Parent shall purchase a number of shares of Parent Common Stock issued to the Shareholders as part of the Stock Consideration pursuant to
Section 2.6(c)(ii) herein, subject to the terms and conditions herein. A purchase pursuant to this Section 2.10(a) shall be solely at the option of the Shareholders, to be exercised in their sole discretion by delivery of the written request referenced above.

                        (i) Initial Offering. Following the consummation by Parent of its initial Offering following the Closing, which is completed on or before twenty-four (24) months following the Closing (the "Initial Offering"), Parent shall notify Shareholders of the consummation of such Initial Offering and, within ten (10) days of receipt of such notification, the Shareholders may request that Parent purchase up to an aggregate number of Merger Shares equal to
(A) up to twenty-five percent (25%) of the aggregate gross proceeds raised in the Initial Offering (but in no event less than $7,500,000 and no more than $7,800,000), divided by (B) the Parent Common Stock Price (as defined in Section 2.6(c)(ii) above), at a purchase price per share equal to the Parent Common Stock Price.

                        (ii) Put Right. Within thirty (30) days after the date that is twenty-four (24) months following the Closing (the "Put Notice Period"), Shareholders may request that Parent purchase any remaining Merger Shares not otherwise sold by Shareholders in the open market or purchased by Parent from proceeds realized in the Initial Offering (the "Put Right"). In the event that the Shareholders exercise the Put Right by making the request for purchase referenced in the preceding sentence, Parent shall pay in consideration for the remaining Merger Shares an amount equal to $19,000,000 less the aggregate amounts received by the Shareholders (A) through sales in the open market and
(B) in the Initial Offering (such unrealized amount, the "Put Consideration"). In the event that, following such request, Parent is unable to purchase such Merger Shares, Parent shall either (as elected by the Shareholders) (A) (I) grant and deliver to the Shareholders a subordinated security interest in all of Parent's Assets and Properties, and (II) pledge proceeds from any subsequent offering of Parent's equity securities for the purpose of raising working capital, or (B) issue to Shareholders an additional number of shares of Parent Common Stock so that the Shareholders will own Parent Common Stock equal in value (as valued at the time at which such additional shares are issued) to the Put Consideration (and shall cause such shares to be registered on the same terms as provided in Section 2.9).

EXAMPLE: Solely for the purposes of clarifying Parent's obligation to issue an additional number of shares of Parent Common Stock pursuant to subsection (B) above, in the event that (A) Parent issued the Shareholders 19,000,000 shares of Parent Common Stock at Closing with a Parent Common Stock Price of $1.00 per share, (B) Parent purchased 7,000,000 shares of Parent Common Stock following the Initial Offering for aggregate cash proceeds to the Shareholders of $7,000,000, (C) the Shareholders sold 5,000,000 shares of Parent Common Stock in the open market for aggregate cash proceeds of $10,000,000 and (D) Parent were unable to purchase Shareholders' remaining 7,000,000 shares of Parent Common Stock for cash proceeds of $2,000,000 pursuant to their exercise of the Put Right, then (assuming that the value of the Parent Common Stock at the time of the exercise of such Put Right were $0.10 per share), then Parent would issue the Shareholders an aggregate of 13,000,000 shares of Parent Common Stock, such that the Shareholders would hold (following such issuance) an aggregate of 20,000,000 shares of Parent Common Stock with a then current fair market value of $2,000,000.

Following Parent's purchase of Merger Shares from the Shareholders pursuant to this Section 2.10 (or the Shareholders' failure to provide notice to Parent within expiration of the Put Notice Period), the Put Right shall terminate such that neither Parent nor the Shareholders shall have any continuing rights or obligations under this Section 2.10.

                        (iii) Change in Control. Upon a Change in Control (as hereinafter defined) of Parent within twenty-four (24) months of the Closing, the right of the Shareholders to exercise their Put Rights pursuant to Section 2.10(a)(ii) shall be accelerated and be immediately effective. For purpose of this Section 2.10, a "Change in Control" shall mean (A) a merger or consolidation in which Parent is not the surviving entity, (B) the sale of all or substantially all of the assets of Parent and its subsidiaries, (C) the acquisition of fifty percent (50%) or more of the total combined voting power of Parent (excluding sales of Parent Common stock by Parent for the purpose of raising capital) by persons different than those who held such shares prior to such transaction or (D) a change in the membership of fifty percent (50%) or more of the members of the board of directors of Parent.

                        (iv) Limitations. Notwithstanding anything in this
Section 2.10 to the contrary, in the event that the Shareholders receive aggregate cash proceeds (either from the public sale of Merger Shares into the public market before the Put Notice Period or the purchase of Merger Shares by Parent under Section 2.10(a)(i)) in an amount in excess of Nineteen Million Dollars ($19,000,000), fifty percent (50%) of the amount in excess of Nineteen Million Dollars ($19,000,000) shall be paid by the Shareholders to Parent.

                        (v) Severable Rights. The Put Rights of the Shareholders and the right to request a purchase of Merger Shares following the Initial Offering pursuant to Sections 2.10(a)(i) and (ii) shall be several among each Shareholder, so that one Shareholder can exercise any or all of such rights without the other Shareholder exercising such rights. In the event that all Shareholders do not exercise their rights described herein, Parent's purchase obligations under this Section 2.10 shall be proportionately limited to a percentage equal to the Stock Consideration received by the exercising Shareholder over the Stock Consideration received by all Shareholders.

                  (b) As used in this Section 2.10, the term "Purchase Date" shall refer to each date on which a purchase is effected pursuant to Section 2.10(a) above. Following receipt by Parent of notice from Shareholders requesting a purchase of Merger Shares pursuant to Section 2.10(a) above (the "Purchase Notice"), at least five (5) but no more than thirty (30) days after receipt of notice from the Shareholders, written notice shall be distributed to each Shareholder at the address last shown on the records of Parent for such holder, notifying such Shareholder of the purchase to be effected on the applicable Purchase Date, specifying the number of Merger Shares to be purchased from such holder, the Purchase Date (which shall be no later than ten (10)

Business Days after the date of such written notice from Parent), the applicable purchase price, the place at which payment may be obtained and calling upon such holder to surrender to Parent, in the manner and at the place designated, his, her or its certificate or certificates representing the Merger Shares to be purchased. Each Shareholder shall thereafter surrender to Parent the certificate or certificates representing such Merger Shares, in the manner and at the place designated, and thereupon the purchase price of such Merger Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. The purchase price shall be wired by Parent in immediately available funds to accounts designated by the respective Shareholders.

                  (c) From and after the purchase of Merger Shares on each Purchase Date, all rights of the Shareholders with respect to such Merger Shares designated for purchase on such Purchase Date in the Purchase Notice shall cease with respect to such Merger Shares, and such Merger Shares shall not thereafter be transferred on the books of Parent or be deemed to be outstanding for any purpose whatsoever. If the funds of Parent legally available for purchase of Merger Shares on a Purchase Date are insufficient to purchase the total number of such Merger Shares to be purchased on such date, those funds that are legally available will be used to purchase the maximum possible number of such Merger Shares ratably among the Shareholders and Parent shall take all actions necessary to cause funds to be legally available to fund all purchases of Merger Shares required hereunder. The Merger Shares that are not purchased shall remain outstanding and subject to all the rights and preferences to which they are otherwise entitled. At any time thereafter when additional funds of Parent are legally available for the purchase of the Merger Shares, such funds will immediately be used to purchase the balance of the Merger Shares that Parent has become obligated to purchase on any Purchase Date but that it has not purchased.

            2.11 CLOSING.

                  (a) Time and Place. The consummation of the Merger under this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 3811 Valley Centre Drive, San Diego, CA 92130, at 10:00 a.m. on December 15, 2004, or at such time and in such manner as the parties mutually agree (the "Closing Date").

                  (b) Closing Deliveries by HCI Holding Co., the Company and the Shareholders. At the Closing, unless waived by Parent, HCI Holding Co., the Company and/or the respective Shareholders, as the case may be, shall have delivered or caused to be delivered to Parent or Acquisition Co., as the case may be:

                        (i) the Stock Certificates evidencing the shares of Outstanding HCI Holding Co. Common Stock owned by the respective Shareholders, duly endorsed in blank or accompanied by duly executed stock powers; and

                        (ii) the Registration Rights Agreement, duly executed by each of the Shareholders; and

                        (iii) an acquisition agreement (the "Advisory Agreement"), to be negotiated in good faith and executed by and between Parent and Rison Management Services, L.P. ("Rison Management"), pursuant to which Rison Management shall perform services in connection with identifying acquisition candidates to Parent and its Affiliates for two (2) years and which will provide for the payment to Rison Management of $500,000 per year for two (2) years if the Advisory Agreement is not assumed following a Change in Control (as defined in Section 2.10(a)(iii)); and

                        (iv) a Non-Competition and Non-Disclosure Agreement by and between Parent, the Company, each of the Shareholders, and William W. Riddle, Jr., substantially in the form of Exhibit B (the "Non-Competition Agreements"), duly executed by each of such parties; and

                        (v) a Release, substantially in the form of Exhibit C attached hereto (the "Release"), duly executed by each of the Shareholders, William W. Riddle, Jr., and Lola Edwards; and

                        (vi) a certificate of an officer of HCI Holding Co. and the Shareholders, substantially in the form of Exhibit D attached hereto; and

                        (vii) a certificate of the Secretary of HCI Holding Co., substantially in the form of Exhibit E attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of HCI Holding Co. and the Company certified as of a recent date by the Secretary of State of Delaware and the Secretary of State of Oklahoma, respectively, (B) a certificate of each appropriate Secretary of State certifying the good standing of HCI Holding Co. and the Company in its state of incorporation or organization and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the board of directors of HCI Holding Co. and the resolutions of the shareholders of HCI Holding Co., each authorizing the execution, delivery and performance of this Agreement by HCI Holding Co. and the consummation of the transactions contemplated hereby and (D) incumbency matters; and

                        (viii) resignation letters from the officers and directors of HCI Holding Co. and the Company, dated effective as of the Closing; and

                        (ix) (A) a certificate in the form required by Treasury Regulations Section 1.1445-2(c)(3) that the stock of HCI Holding Co. is not a U.S. real property interest; (B) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2); and (C) an authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of HCI Holding Co. upon the Effective Time; and

                        (x) such executed agreements as are necessary to evidence repayment by the Shareholders of any and all outstanding obligations at Closing owed to (a) William Kellogg; (b) Fisher Anderson; (c) Empire Lending Co., Inc.; and (d) U.S. Bancorp; and

                        (xi) such executed agreements as are necessary to evidence the termination of a certain management services agreement with Rison Management and the repayment to the Company of any pre-paid management fees or expenses in connection therewith (net of any amounts due to and from Rison Management); and

                        (xii) an audited balance sheet for the Company as of October 31, 2004, and related statement of operations and cash flows for the Company for the ten-month period ended October 31, 2004; and

                        (xiii) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

                  (c) Closing Deliveries By Parent. At the Closing, Parent and/or Acquisition Co., shall have delivered or caused to be delivered to HCI Holding Co., the Company and/or the Shareholders, as the case may be:

                        (i) the Merger Consideration (with due issued and executed stock certificates evidencing the Stock Consideration to follow soon thereafter);

                        (ii) the Certificate of Merger, duly executed by Acquisition Co.;

                        (iii) the Registration Rights Agreement, duly executed by Parent;

                        (iv) the Advisory Agreement, duly executed by Parent;

                        (v) the Non-Competition Agreements, duly executed by Parent;

                        (vi) an Employment Agreement, to be negotiated in good faith and executed by and between the Company and Lola Edwards (the "Employment Agreement");

                        (vii) a certificate of an officer of Parent, substantially in the form of Exhibit F attached hereto, duly executed by Parent;

                        (viii) a certificate of the Secretary of Parent substantially in the form of Exhibit G attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Parent and Acquisition Co. certified as of a recent date by the Secretary of State of Delaware, (B) a true and complete copy of the resolutions of the board of directors of Parent and Acquisition Co. authorizing the execution, delivery and performance of this Agreement by Parent and Acquisition Co. and the consummation of the transactions contemplated hereby and (C) incumbency matters;

                        (ix) such executed agreements as are necessary to evidence the termination and release of those certain guaranties of indebtedness executed by the Shareholders in favor of Lynda Fuller and Alamo Capital Corporation;

                        (x) such executed consents and agreements of Bridge Healthcare Finance, LLC ("Bridge") to evidence its consent and agreement to the execution, delivery and performance of this Agreement and the Contemplated Transactions, in form and substance reasonably satisfactory to the Shareholders; and

                        (xi) such other documents as HCI Holding Co., the Shareholders and/or the Company may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

            2.12 TAX MATTERS.

                  (a) None of Parent, Acquisition Co. or any attorney, accountant or other advisor of Parent or Acquisition Co. (including Morrison & Foerster LLP) has made or makes any representations or warranties to the HCI Holding Co., Company, the Shareholders or the Shareholder Representative regarding the Tax treatment of the Merger and any other transactions contemplated by this Agreement, or any of the Tax consequences to any Shareholder or any other Person of this Agreement, the Merger or any of the transactions contemplated hereby or thereby, and the Shareholders acknowledge that they are relying solely on their own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement. The Shareholders understand that each of them and each other Person (and not Parent or Acquisition Co.) shall be responsible for such Person's Tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

                  (b) None of HCI Holding Co, the Company, the Shareholders or the Shareholder Representative, or any attorney, accountant or other advisor of HCI Holding Co, the Company, the Shareholders or the Shareholder Representative (including Strasburger & Price LLP and Kroney Mincey, Inc.) has made or makes any representations or warranties to the Parent or the Acquisition Co. regarding the Tax treatment of the Merger and any other transactions contemplated by this Agreement, or any of the Tax consequences to Parent, Acquisition Co. or any other Person of this Agreement, the Merger or any of the transactions contemplated hereby or thereby, and Parent and Acquisition Co. acknowledge that they are relying solely on their own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement. Parent and Acquisition Co. understand that each of them and each other Person (and not HCI Holding Co, the Company, the Shareholders or the Shareholder Representative) shall be responsible for such Person's Tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

                  (c) Each of the parties to this Agreement hereby agrees and acknowledges that for U.S. federal income Tax purposes (and comparable state and local Tax purposes), the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and each of the parties hereby agrees to report the Merger in a manner consistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

            2.13 AUTHORIZATION OF THE SHAREHOLDER REPRESENTATIVE.

                  (a) Robin D. Riddle (and each successor appointed in accordance with this Section 2.13 hereby is appointed, authorized and empowered to act as the shareholder representative (when acting in such capacity, the "Shareholder Representative") on behalf of the Shareholders, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, which powers shall include, without limitation: (i) to deliver all certificates representing the Stock Certificates to Parent; (ii) to prosecute, negotiate, defend, agree to, enter into settlements and comprises of, and comply with orders of courts and awards of arbitrators with respect to indemnification claims or other disputes arising under this Agreement; (iii) to resolve any indemnification claims under this Agreement; and (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, do to any and all things and to take any and all actions that the Shareholder Representative in her sole and absolute discretion, may consider necessary or proper or convenient in connection with the consummation of the transactions contemplated by this Agreement.

            Accordingly, the Shareholder Representative shall have unlimited authority and power to act on behalf of the Shareholders with respect to this Agreement (except with respect to the exercise of purchase rights or the Put Rights pursuant to Section 2.10 herein) and the disposition, settlement or other handling of all disputes and indemnification claims, and other rights or obligations arising from or taken pursuant to this Agreement. Each Shareholder will be bound by all actions taken by the Shareholder Representative in connection with this Agreement. The Shareholder Representative shall not be liable to Parent, any Shareholder, or any other party hereto for any costs, damages or expenses incurred in connection with the performance of her responsibilities hereunder, except to the extent such costs, damages or expenses arise from the Shareholder Representative's intentional misconduct, gross negligence or fraudulent acts.

            The grant of authority provided for in this Section 2.13 is coupled with an interest and is being granted, in part, as an inducement to Parent and Acquisition Co. to enter into this Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and shall be binding upon any successor thereto.

            Parent and Acquisition Co. shall have the right to rely upon all actions taken or omitted to be taken by the Shareholder Representative pursuant to this Agreement or any applicable ancillary document, and notwithstanding anything herein to the contrary, Parent and Acquisition Co. shall not have any responsibility or obligation whatsoever to any Shareholder or to any other party with respect to or arising out of the actions taken or any inaction by the Shareholder Representative.

                  (b) If the Shareholder Representative is unable or unavailable to perform his duties hereunder, a successor Shareholder Representative shall be selected by a majority (based on percentage of stock ownership) of the Shareholders.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF HCI HOLDING CO.
                              AND THE SHAREHOLDERS

            Except as set forth on the HCI Disclosure Schedule (which shall be delivered to Parent prior to Closing) and as otherwise provided herein, the Shareholders, jointly and severally, represent and warrant to Parent and Acquisition Co. as follows; provided, however, that (i) only the representations and warranties set forth in Sections 3.1 through 3.5 are made, and shall be effective, and true, correct and complete, as of the date hereof (except for any portion of such representation or warranty which expressly speaks as of the Closing or the Closing Date); provided, however, that subject to the following clause (ii), each of the representations and warranties set forth in this
Article III shall be effective, and true, correct and complete, as of the Closing; (ii) any representation or warranty set forth in this Article III (other than Sections 3.1 through 3.5) which is discovered prior to the Closing Date to be untrue or incomplete shall not constitute a Breach hereunder and may be cured at Closing pursuant to the HCI Disclosure

Schedule notwithstanding the absence of any reference to an exception or a Section of the HCI Disclosure Schedule in the representation or warranty; and
(iii) upon the execution of a signature page to this Agreement by HCI Holding Co. on or before the Closing Date, HCI Holding Co. shall be deemed to have made each of the representations and warranties in this Article III as of the date thereof and of the Closing Date (in each case, subject to the provisions of subsections (i) and (ii) above), as if HCI Holding Co. had executed the Agreement on the date hereof:

            3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. At the Closing, HCI Holding Co. shall be a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing in Oklahoma and each jurisdiction in which it conducts business where such qualification is required except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect. At Closing, HCI Holding Co. shall be duly authorized to conduct business and shall be in good standing in Delaware and each jurisdiction in which it will conduct business where such qualification is required except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect. The Company has, and at the Closing HCI Holding Co. shall have, full power and authority, and, to the Knowledge of HCI, holds all Permits and authorizations necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the business of the Company. The Company has delivered to Parent (or counsel for Parent) correct and complete copies of its charter documents and organizational documents, each as amended to date.

            3.2 OWNERSHIP OF THE COMPANY.

                  (a) The authorized capital stock of the Company consists of 2,000 shares of common stock, par value $1.00 per share ("Company Common Stock"), of which 1,000 shares are issued and outstanding as of the date hereof and no shares of capital stock of Company Common Stock are held in treasury. Each share of the issued and outstanding Company Common Stock is duly authorized, validly issued, fully paid and nonassessable. Such shares of Company Common Stock are held of record by the following Shareholders in the following amounts: Robin D. Riddle (720) and Brian F. Wilson (280). Immediately prior to the Effective Time, HCI Holding Co. shall be the record and beneficial owner of, and have good and valid title to, all outstanding limited liability company interests in the Company.

                  (b) There are no subscriptions, options, warrants, calls, commitments and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, any capital stock of the Company.

                  (c) There are no agreements to which the Company or the Shareholders are party or by which they are bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.

            3.3 OWNERSHIP OF SHARES. [Intentionally omitted].

            3.4 AUTHORITY. The Company has all necessary corporate power and corporate authority and, subject to Section 6.7, has, and at Closing HCI Holding Co. shall have, taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and, subject to Section 6.7, as of the Closing Date, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. On or prior to Closing, this Agreement will have been duly and validly executed and delivered by HCI Holding Co. and constitute a legal, valid and binding obligation of HCI Holding Co. enforceable against HCI Holding Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            3.5 NO AFFILIATES. Except for Professional Caregivers Long-Term Care, Inc., the Shareholders and HCI Holding Co., the Company does not have any Affiliates or subsidiaries and is not a partner in any partnership or a party to a joint venture.

            3.6 NO CONFLICTS. The execution and delivery by HCI Holding Co. of this Agreement will not, and the performance by either the Company or HCI Holding Co. of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of either HCI Holding Co. or the Company;

                  (b) to the Knowledge of HCI, conflict with or result in a violation or Breach of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any term or provision of any law, Order, Permit, statute, rule or regulation applicable to HCI Holding Co. or the Company, the business or Assets or Properties of the Company or the capital stock or membership interests of HCI Holding Co. or the Company;

                  (c) result in a Breach of, or default under (or give rise to right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which (i) the Company, (ii) any of the Assets and Properties of the Company or (iii) HCI Holding Co. Common Stock, Company Common Stock or Company Interests may be bound;

                  (d) cause any of the Assets or Properties of the Company to be reassessed or revalued by any taxing authority or any Governmental or Regulatory Authority other than in the Ordinary Course of Business;

                  (e) result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of HCI Holding Co., the Company, the HCI Holding Co. Common Stock, Company Common Stock or the Company Interests.

            3.7 CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS. Except as set forth on Section 3.7 of the HCI Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of HCI Holding Co. or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

            3.8 BOOKS AND RECORDS. The minute books and other corporate records of HCI Holding Co. and the Company as made available to Parent contain a true and complete record of those actions taken at those meetings and by those written consents in lieu of meetings of the shareholders, the members, the boards of directors and committees of the boards of directors of HCI Holding Co. and the Company. The Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of HCI Holding Co. and the Company, to the extent such document exists or could reasonably be acquired. The stock transfer ledgers, membership interest ledgers and other similar records of the Company and HCI Holding Co. accurately reflect all issuances and record transfers in the equity securities of HCI Holding Co. and the Company. The other Books and Records of the Company and HCI Holding Co. are in all material respects true, correct and complete, represent actual, bona fide transactions and have been maintained in accordance with sound business practices; including the maintenance of an adequate system of internal controls.

            3.9 FINANCIAL STATEMENTS. The Company has previously delivered to Parent the HCI Financial Statements. Such HCI Financial Statements (i) are true, correct and complete, (ii) have been prepared in accordance with the Books and Records of the Company, (iii) have been prepared in conformity with GAAP, and
(iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby.

            3.10 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since August 31, 2004, there has not been any material adverse change, or any event or development (excluding national economic conditions, international events and other events and developments affecting all participants in the Oklahoma private duty and advantage waiver services industry) which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Company.

            3.11 NO UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.11 of the HCI Disclosure Schedule or in the HCI Financial Statements, there are no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for Taxes), nor any basis for any claim against the Company for any such liabilities, relating to or affecting the Company or any of its Assets and Properties, other than such liabilities incurred after August 31, 2004 in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

            3.12 TANGIBLE PERSONAL PROPERTY. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures and facilities used in or reasonably necessary for the conduct of its business, including all tangible personal property reflected on the HCI Financial Statements and any tangible personal property acquired since that date other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures and facilities are free and clear of all Encumbrances, other than Permitted Encumbrances which have not had a Material Adverse Effect on the Company.

            3.13 BENEFIT PLANS; ERISA.

                  (a) Section 3.13(a) of the HCI Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. The Company does not have any commitment, proposal, or communication to employees regarding the creation of an additional Benefit Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent (i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the most recent annual report on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee's report for each Benefit Plan funded through a trust.

                  (b) Neither the Company, an ERISA Affiliate nor any predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

                  (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in material compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code). The reserves reflected in the HCI Financial Statements for the obligations of the Company under all Benefit Plans are adequate and were determined in accordance with GAAP.

                  (d) Each Qualified Plan utilized by the Company has received a determination letter from the Internal Revenue Service confirming that it qualifies as to form under Section 401(a) of the Code and, to the Knowledge of HCI, nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor's ability to rely on such determination letter.

                  (e) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

                  (f) The consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee, officer, director or partner of the Company or any ERISA Affiliate to severance pay, or any other material payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

                  (g) There are no pending or, to the Knowledge of HCI, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than claims for benefits).

            3.14 REAL PROPERTY. The Company does not own any real property.
Section 3.14 of the HCI Disclosure Schedule contains a reference to each parcel of real property leased by the Company (as lessee or lessor) (the "Real Property"). The Company has a valid leasehold interest in, all such real property leased to it.

            3.15 INTELLECTUAL PROPERTY RIGHTS.

                  (a) Section 3.15(a) of the HCI Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all United States and foreign
(a) Patents and Patent applications; (b) Trademark registrations and applications and unregistered Trademarks; (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed); and (d) all other Intellectual Property to which the Company has any ownership rights (including common law rights).

                  (b) Except as provided in Section 3.15(a) of the HCI Disclosure Schedule, the Company owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances, Orders and arbitration awards, all of the Intellectual Property used in the business of the Company. To the Knowledge of HCI, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the business of the Company as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

                  (c) No litigation is now or was pending and no notice or other claim in writing has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company.

                  (d) To the Knowledge of HCI, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

            3.16 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

                  (a) Except as set forth in Section 3.16(a) of the HCI Disclosure Schedule:

                           (i) the Company is, and at all times since its
incorporation or formation has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets, except where such failure to comply would not have a Material Adverse Effect upon the Company; and

                           (ii) to the Knowledge of HCI, no event has occurred
or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) the Company has not received any notice or
other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Section 3.16(b) of the HCI Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by the Company. To the Knowledge of HCI, each Governmental Authorization listed in Section 3.16(b) of the HCI Disclosure Schedule is as of the Closing Date valid and in full force and effect. Except as set forth on
Section 3.16(b) of the HCI Disclosure Schedule:

                           (i) the Company is, and at all times has been, in
compliance with all of the terms and requirements of each Governmental Authorization identified in Section 3.16(b) of the HCI Disclosure Schedule, except where such failure to comply would not have a Material Adverse Effect upon the Company; and

                           (ii) to the Knowledge of HCI, no event has occurred
or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in
Section 3.16(b) of the HCI Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in
Section 3.16(b) of the HCI Disclosure Schedule; and

                           (iii) the Company has not received any notice or
other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iv) except as set forth in Section 3.16(b) of the
HCI Disclosure Schedule, as of the Closing Date and to the Knowledge of HCI, all applications required to have been filed for the renewal of the Governmental Authorizations listed in Section 3.16(b) of the

HCI Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental or Regulatory Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental or Regulatory Authority, except where such failure to file would not have a Material Adverse Effect upon the Company.

            To the Knowledge of HCI, the Governmental Authorizations listed in
Section 3.16(b) of the HCI Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the business of the Company in the manner it is currently conducted and operated and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

            3.17 LEGAL PROCEEDINGS; ORDERS.

                  (a) Other than the Investigations, there is no pending
Proceeding:

                           (i) that has been commenced by or against the Company
or that to the Knowledge of HCI otherwise relates to or may affect the business of, or any of the assets owned or used by the Company; or

                           (ii) that challenges, or that to the Knowledge of HCI
may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

            To the Knowledge of HCI, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may reasonably give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each such Proceeding. Any such Proceeding will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of the Company.

                  (b) Except as set forth herein:

                           (i) there is no Order to which the Company, or any of
the assets owned or used the Company, is subject;

                           (ii) the Company is not subject to any Order that
relates to the business of, or any of the assets owned or used by the Company;
and

                           (iii) no officer, director, agent, or employee of the
Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (c) Except as set forth herein:

                           (i) the Company is, and at all times has been, in
full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except where such non-compliance does not have a Material Adverse Effect upon the Company;

                           (ii) to the Knowledge of HCI, no event has occurred
or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                           (iii) the Company has not received any notice or
other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

            3.18 CONTRACTS.

                  (a) Section 3.18 of the HCI Disclosure Schedule contains a true and complete list or general description of each of the following Contracts to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                           (i) all collective bargaining or similar labor
agreements;

                           (ii) all Contracts for the employment of any officer,
employee or other person or entity on a full time, part time, consulting or other basis;

                           (iii) all Contracts (including loan agreements,
indentures, debentures, notes or letters of credit) relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

                           (iv) each written warranty, guaranty, or other
similar undertaking with respect to contractual performance extended by the Company;

                           (v) all leases or agreements under which the Company
is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

                           (vi) all Contracts (including sales contracts,
purchase orders, mortgage agreements or groups of related agreements) with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by the Company in excess of $25,000;

                           (vii) each Contract for capital expenditures in
excess of $10,000;

                           (viii) all Contracts or commitments that in any way
restrict the Company from carrying on its business anywhere in the world;

                           (ix) all other Contracts that (A) involve the payment
or potential payment in excess of $10,000 in any calendar year, pursuant to the terms of any such contract or agreement, by the Company and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to the Company; and

                           (x) each amendment, supplement, and modification
(whether oral or written) in respect to any of the foregoing.

                  (b) A correct and complete copy of each Contract disclosed in the HCI Disclosure Schedule has been previously provided or made available to Parent. Except as set forth in Section 3.18 of the HCI Disclosure Schedule, each Contract disclosed in the HCI Disclosure Schedule is in full force and effect, and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of HCI, the other parties thereto; and to the Knowledge of HCI, the Company has performed all of its required obligations under, and is not in violation or breach of or default under, any such Contract, except where such violation, breach or default would not have a Material Adverse Effect upon the Company. To the Knowledge of HCI, and except for payment on delinquent accounts receivables, the other parties to any such Contract are not in violation or Breach of or default under any such Contract. Except as set forth in Section 3.18 of the HCI Disclosure Schedule, and to the Knowledge of HCI, none of the present or former employees, officers, directors, shareholders or partners of the Company is a party to any Contract prohibiting any of them from freely competing with other parties or engaging in the business of the Company as now operated. To the Knowledge of HCI, no event has occurred or circumstance exists that (with or without notice or the lapse of time) may contravene, conflict with, or result in a violation or Breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party. The Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under any Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contract with any Person and, to the Knowledge of HCI, no such Person has made written demand for such renegotiation. The Contracts relating to the provision of services of the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that would be in violation of any Legal Requirement.

            3.19 ENVIRONMENTAL MATTERS.

                  (a) The Company is in compliance with all applicable "Environmental Laws" (as defined below) and there are no circumstances which may materially prevent or interfere with such compliance in the future. The Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that either the Company or any of the Assets or Properties used in the business of the Company is not in full compliance with Environmental Laws. All Permits, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws (collectively, "Environmental Permits") are identified in Section 3.19(a) of the HCI Disclosure Schedule and represent all Environmental Permits necessary for the conduct of its business as currently conducted. The Company has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the

Knowledge of HCI, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

                  (b) There is no "Environmental Notice" (as defined below) that is (i) pending or, to the Knowledge of HCI, threatened against the Company or
(ii) to the Knowledge of HCI, pending or threatened against any Person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Company.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by the Company(or any entity formerly an Affiliate of any of them), including, without limitation, the release, emission, discharge or disposal of any "Material" (as defined below) into the "Environment" (as defined below), that
(i) could reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Company.

                  (d) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on property at any time owned, leased or used by the Company are identified in Section 3.19(d) of the HCI Disclosure Schedule, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by the Company, (iii) no polychlorinated biphenyls (PCB's) are used or stored on any property owned, leased or used by the Company and (iv) all locations currently or formerly owned, leased or used by the Company(or any former Affiliate of any of them) at which any Material generated, used, owned or controlled by the Company or any former Affiliate of any of them (or by any previous owner or operator) may have been disposed of or released into the Environment are identified and described in Section 3.19(d) of the HCI Disclosure Schedule.

                  (e) For purposes of this Section 3.19:

                           (i) "Environment" means any surface water, ground
water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

                           (ii) "Environmental Notice" means any written notice
by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

                           (iii) "Environmental Laws" means all national, state,
local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

                           (iv) "Material" means pollutants, contaminants or
chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

            3.20 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the HCI Financial Statements or the accounting records of the Company as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible, net of the respective reserves shown on the HCI Financial Statements or on the accounting records of the Company as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the HCI Financial Statements and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

            3.21 ACCOUNTS PAYABLE. Set forth in Section 3.21 of the HCI Disclosure Schedule is a complete and accurate list of all accounts payable of the Company as of the Closing (collectively, the "Accounts Payable") which represent or will represent obligations of the Company arising from purchases actually made, services actually received or obligations otherwise incurred by the Company.

            3.22 EQUIPMENT. The tangible personal property and equipment used by the Company necessary in the conduct of its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its business as presently conducted, (ii) no such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost, and (iii) with respect to each item of equipment and tangible personal property, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and to the Knowledge of HCI no such violation exists.

            3.23 INSURANCE. Set forth in Section 3.23 of the HCI Disclosure
Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company(or any of their respective directors, officers, partners, salespersons, agents or employees), including the following information for each such policy: (a) type(s) of insurance coverage provided;
(b) the name of insurer; (c) the effective dates; (d) the policy number(s); (e) per occurrence and annual aggregate deductibles or self-insured retentions; (f) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth on the HCI Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

            3.24 TAX MATTERS.

                  (a) All Returns required to be filed by or on behalf of the Group have been duly filed on a timely basis and to the Knowledge of HCI such Returns are true, complete and correct. Except as set forth in Section 3.24 of the HCI Disclosure Schedule, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are due and payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any Pre-Closing Period. The Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Group with respect to Taxes, other than liens for Taxes not yet due and payable. The Group is not currently the beneficiary of any extension of time within which to file any Return.

                  (b) The amount of the Group's liability for unpaid Taxes for all periods ending on or before August 31, 2004 does not, in the aggregate, exceed the amount of the current liability accruals, if any, for Taxes (excluding reserves for deferred Taxes), reflected on the HCI Financial Statements, and the amount of the Group's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals, if any, for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the HCI Financial Statements, as adjusted for operations and transactions in the Ordinary Course of Business since August 31, 2004 in accordance with past custom and practice. There are no contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of the Group, and there are no contracts, agreements, arrangements, commitments or undertakings with the Internal Revenue Service or any other Governmental or Regulatory Authority that have or are reasonably likely to have a material and adverse impact on the Group's Taxes that are not reflected in the HCI Financial Statements.

                  (c) To the extent such documents exist, Parent has been furnished by the Group true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Group or on behalf of the Group relating to Taxes for all periods ending on or after December 31, 2001, and (ii) except as set forth in Section 3.24 of the HCI Disclosure Schedule, all federal and state income or franchise tax returns for the Group for all periods ending on and after July 2002.

                  (d) The Returns of the Group have never been audited by a Governmental or Regulatory Authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). To the Knowledge of HCI, no deficiencies exist or have been asserted (either in writing or verbally) or are expected to be asserted with respect to Taxes of the Group, and no member of the Group has received notice (either in writing or verbally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally) against the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group.

                  (e) No member of the Group is (or has it ever been) a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other Person under contract. No member of the Group is or has ever been a member of an affiliated group filing a consolidated federal income tax Return, and no member of the Group has any liability for the Taxes of any individual or entity under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

                  (f) The Group has not agreed to make or is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method. The Group has not made and will not make a consent dividend election under Section 565 of the Code. The Group has not made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as "tax-exempt use property" within the meaning of Section 168 of the Code. None of the assets of the Group directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither HCI Holding Co. nor the Company is nor has it been a "United States real property holding corporation," within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent is not required to withhold tax pursuant to the Merger by reason of Section 1445 of the Code. No member of the Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. No member of the Group has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. No member of the Group has participated in an international boycott as defined in Code Section 999. No member of the Group has a "permanent establishment" in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. No member of the Group is a party to any other joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally) which could be treated as a partnership for federal income tax purposes. The Group is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Other than HCI Holding Co. and the Company, no member of the Group has ever claimed to be an S corporation for federal income tax purposes. No indebtedness of the Group is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. The Group has not disposed of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code. Each member of the Group has made timely and valid tax identification of any and all hedge transactions, including the hedged assets and/or liabilities. Each member of the Group has made timely and valid tax identification of any securities held for sale in its capacity as a dealer in securities as defined in Section 475 of the Code.

                  (g) The Group has not received a tax opinion with respect to any transaction other than a transaction in the Ordinary Course of Business. The Group is not (nor has it ever been) the direct or indirect beneficiary of a guaranty of Tax benefits or any other arrangement that has the same economic effect or tax opinion relating to it. The Group is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. The Group is not a party to a lease arrangement involving a defeasance of rent, interest or principal. The Group has not engaged in a "reportable transaction," within the meaning of Section 1.6011-4 of the Treasury Regulations as in effect on March 1, 2003, regardless of whether such transaction was in fact reported to the Internal Revenue Service or occurred prior to such date.

                  (h) The Group does not have any deferred income or gains reportable for Tax purposes in a Post-Closing Period ending after the Closing Date but that is attributable to a transaction occurring in, or resulting from a change in accounting method for a Pre-Closing Period.

                  (i) The Group's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Tax books and records provided to Parent.

                  (j) All of the Shareholders are "United States persons," within the meaning of Section 7701(a)(30) of the Code.

                  (k) Since its formation, the Company has qualified as an "S corporation" for federal and applicable state tax purposes, and through the Closing Date, will qualify as either an "S corporation," a qualified "subchapter S subsidiary," or a disregarded entity.

            3.25 LABOR AND EMPLOYMENT RELATIONS. To the Knowledge of HCI, no officer, executive or group of five or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of HCI, there are no attempts to organize any of the employees of the Company by any person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, occupational health and safety and the withholding and payment of social security and other Taxes, except to the extent any such failure to comply does not have a Material Adverse Effect on the Company. Except as set forth in Section 3.25 of the HCI Disclosure Schedule and to the Knowledge of HCI, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements. To the Knowledge of HCI, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or the use of trade secrets or proprietary information of others.
Section 3.25 of the HCI Disclosure Schedule sets forth the names of all officers, employees and consultants of the Company that have signed a proprietary rights and confidentiality agreement. Except as set forth in Section
3.25 of the HCI Disclosure Schedule, there are no pending or, to the Knowledge of HCI, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by HCI Holding Co. or the Company. To the Knowledge of HCI, no union representation elections relating to the employees of the Company have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the employment policies or practices of the Company by any Governmental or Regulatory Authority is pending or threatened. The Company is not currently, nor in the past has ever been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppages and to the Knowledge of HCI, no work stoppage has been threatened or is planned.

            3.26 CERTAIN EMPLOYEES. Set forth in Section 3.26 of the HCI Disclosure Schedule is a list of the names of the employees and consultants of the Company as of the date hereof involved in the management and operation of their business, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2003 (if applicable) and the current rate of pay for each such person on the date of this Agreement. Except as set forth in Section 3.26 of the HCI Disclosure Schedule, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company.

            3.27 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in Section
3.27 of the HCI Disclosure Schedule or in connection with the HCI Conversion, since August 31, 2004, the Company has not:

                  (a) issued any stock, bonds, corporate securities or partnership interests or any right, options or warrants with respect thereto;

                  (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any liabilities in excess of $25,000 in the aggregate;

                  (c) discharged or satisfied any lien or Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

                  (d) declared or made any payment or distribution of cash or other property to stockholders or partners with respect to its stock or partnership interests, or purchased or redeemed any shares of its capital stock or partnership interests;

                  (e) mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

                  (f) sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims;

                  (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice, paid any bonuses, or offer employment to any individuals other than in the Ordinary Course of Business;

                  (h) entered into any material transaction, or modified any existing transaction (the aggregate consideration for which is in excess of $25,000);

                  (i) suffered any damage, destruction or casualty loss, whether or not covered by insurance;

                  (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed $25,000;

                  (k) entered into any transaction or operated its business, not in the Ordinary Course of Business;

                  (l) made any change in its accounting methods or practices or ceased making accruals for Taxes, obsolete inventory, vacation and other customary accruals;

                  (m) ceased from reserving cash to pay Taxes, if applicable, principal and interest on borrowed funds, and other customary expenses and payments;

                  (n) caused to be made any reevaluation of any of its Assets or Properties;

                  (o) caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

                  (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

                  (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to its business or its financial condition;

                  (r) permitted to occur or be made any other event or condition of any character which has had a Material Adverse Effect on it;

                  (s) waived any rights material to its financial or business condition;

                  (t) made any illegal payment or rebates;

                  (u) entered into any agreement to do any of the foregoing;

                  (v) incurred any bad debt expenses; or

                  (w) made or changed any election in respect of Taxes, amended any Return, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental or Regulatory Authority or otherwise.

            3.28 SUPPLIERS. The Company has not received any notice or has any reason to believe that any significant supplier will not sell supplies, merchandise and other goods to the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases, unless comparable supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

            3.29 BANK ACCOUNTS. Section 3.29 of the HCI Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each: (a) the name and address of the institution; (b) the name under which the account is maintained;
(c) the account number; and (d) the name and title or capacity of each Person authorized to have access thereto.

            3.30 PERMITS. Section 3.30 of the HCI Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the business of the Company. To the Knowledge of HCI, all such Permits are as of the Closing Date effective and valid and, to the Knowledge of HCI, have been validly issued. To the Knowledge of HCI, no additional Permits are necessary to enable the Company to conduct its business in material compliance with all applicable federal, state and local laws. To the Knowledge of HCI, neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct its business as now operated. To the Knowledge of HCI, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of business by the Company or of the conduct of business by the Company after the Closing. The Company has provided Parent with true and complete copies of all Permits listed in the HCI Disclosure Schedule.

            3.31 REGULATORY COMPLIANCE. To the Knowledge of HCI:

                  (a) The Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its health care and other governmentally regulated services (the "Regulated Services") required to be filed with or otherwise provided to any Governmental or Regulatory Authority with jurisdiction over the Regulated Services, has complied with all applicable requirements of any Governmental or Regulatory Authority with respect to the Regulated Services (including but not limited to the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act, the Federal False Claims Act, the federal laws concerning physician self-referral known as "Stark I" and "Stark II", and the rules and regulations of the Joint Commission on Accreditation of Healthcare Organizations), and all regulatory licenses or approvals in respect thereof are in full force and effect.

                  (b) Section 3.31(b) of the HCI Disclosure Schedule sets forth a list of each Regulated Service, marketed by or on behalf of the Company as of the date of this Agreement.

                  (c) Neither the Company, nor any officer, employee or, to the Knowledge of HCI, agent of the Company has made an untrue statement of a material fact or fraudulent statement to any Governmental or Regulatory Authority, failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for any Governmental or Regulatory Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery or illegal gratuities or any similar policies.

            3.32 THIRD PARTY CONSENTS. Except as set forth in Section 3.32 of the HCI Disclosure Schedule, no consent, approval or authorization of any third party on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder.

            3.33 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in
Section 3.33 of the HCI Disclosure Schedule, no Shareholder or any Related Person of them has or since December 31, 2001 has had, any interest in the property, whether real, personal or mixed, or whether tangible or intangible, used in or pertaining to the business of the Company. To the Knowledge of HCI, and except as set forth in Section 3.33 of the HCI Disclosure Schedule, no Shareholder or any Related Person of them owns, or since December 31, 2001 has owned (of record or as beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company. Except as set forth in Section 3.33 of the HCI Disclosure Schedule, no Shareholder or any Related Person of them is a party to any Contract with, or to the Knowledge of HCI has any right or claim against, the Company arising from the business of the Company.

            3.34 CERTAIN PAYMENTS. Neither the Company nor any director, officer or employee, or to the Knowledge of HCI, any agent or any other Person associated with or acting for or on behalf of the Company has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of any form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any affiliate thereof, or (D) in violation of any Legal Requirement, (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.

            3.35 BROKERS. Neither the Company nor any Shareholder has retained any broker in connection with the transactions contemplated hereunder. Parent has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company or any Shareholder.

            3.36 VERIFICATION OF CREDENTIALS. The Company has implemented policies and procedures to verify the credentials (including, but not limited to, with respect to education and licensure) of personnel that the Company place with their clients and to collect, maintain and update such credentialing information. To the Knowledge of HCI, employees and consultants of the Company each consistently follow and have followed such policies and procedures.

            3.37 TRAINING. The Company has had in place, and currently has in place, a training program for personnel who provide services to clients of the Company that satisfy their training obligations to their clients. To the extent that the Health Insurance Portability and Accountability Act of 1996 ("HIPPA") currently applies or applied to the Company, the Company has developed a plan to comply with any obligations it may have under the privacy standards of HIPPA.

            3.38 MATERIAL MISSTATEMENTS AND OMISSIONS. To the Knowledge of HCI, the statements, representations and warranties of each of HCI Holding Co. and the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of HCI Holding Co. and the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.

            Parent and Acquisition Co., jointly and severally, represent and warrant to the Shareholders as of the date hereof and as of the Closing Date, as follows:

            4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of the Delaware. Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Co. is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent or Acquisition Co., as the case may be.

            4.2 AUTHORITY. Each of Parent and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement and the other documents and agreements contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder, and no other proceedings on the part of Parent or Acquisition Co. or their respective directors and shareholders are necessary to authorize this Agreement or such other documents and agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been and all other documents and agreements to be executed and delivered by Parent or Acquisition Co. have been and will be duly and validly executed and delivered by each of Parent and Acquisition Co. and constitute legal, valid and binding obligations of Parent and Acquisition Co., respectively, enforceable against each of Parent and Acquisition Co. in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            4.3 LITIGATION. There are no Actions or Proceedings pending or, to the Knowledge of Parent or Acquisition Co., threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, and, to the Knowledge of Parent or Acquisition Co., there is no basis for any such Action or Proceeding.

            4.4 REPORTS AND FINANCIAL STATEMENTS. Parent has furnished or made available to the Company true and complete copies of all Parent SEC Documents. As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent contained within the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and present fairly the consolidated financial position of the Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). As of the date hereof, there has been no change in the Parent accounting policies except as described in the notes to the Parent financial statements.

            4.5 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the date of the most recent Parent SEC Documents, there has not been any material adverse change, or any event or development relating to Parent (but excluding national economic conditions, international events, and other events and developments affecting all participants in the nurse staffing industry) which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Parent.

            4.6 BROKERS. Neither Parent nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder. Neither HCI Holding Co., the Company nor the Shareholders have, or will have, any obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Acquisition Co.

            4.7 NO CONFLICTS. The execution and delivery by Parent or Acquisition Co. of this Agreement will not, and the performance by either Parent or Acquisition Co. of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of either Parent or Acquisition Co.;

                  (b) conflict with or result in a violation or Breach of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any term or provision of any law, Order, Permit, statute, rule or regulation applicable to Parent or Acquisition Co., the business or Assets or Properties of Parent or Acquisition Co. or the capital stock of Parent or Acquisition Co.;

                  (c) subject to obtaining any necessary consents and/or waivers, all of which will be obtained prior to Closing, result in a Breach of, or default under (or give rise to right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which (i) Parent, or (ii) any of the Assets and Properties of Parent may be bound;

                  (d) cause any of the Assets or Properties of Parent or Acquisition Co. to be reassessed or revalued by any taxing authority or any Governmental or Regulatory Authority other than in the ordinary course of business; or

                  (e) result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of Parent or Acquisition Co..

            4.8 CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS. Except for such approvals and/or waivers that will be obtained by Parent prior to the Closing, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person on the part of Parent or Acquisition Co. is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

            4.9 VALIDITY OF MERGER SHARES. When issued in accordance with this Agreement, the Merger Shares shall be duly and validly authorized, issued and outstanding, fully paid and non-assessable and shall not have been issued in violation of the preemptive rights of any Person.

            4.10 MATERIAL MISSTATEMENTS AND OMISSIONS. To the Knowledge of Parent or Acquisition Co., the statements, representations and warranties of Parent or Acquisition Co. contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Parent and Acquisition Co. pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

            Each Shareholder hereby represents and warrants, severally, but not jointly, to Parent and Acquisition Co. as follows (and such representations and warranties do not lessen or obviate the representations and warranties of HCI Holding Co. and the Shareholders set forth in Article III above):

            5.1 REQUISITE POWER AND AUTHORITY. Such Shareholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on such Shareholder's part required for his or her lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            5.2 OWNERSHIP AND VOTING. At Closing. such Shareholder shall be the record and beneficial owner of, and have good and valid title to, his, her or its shares of HCI Holding Co. Common Stock, free and clear of any and all security interests, liens, charges, claims, agreements, obligations and encumbrances of any nature. At Closing, the delivery of the Stock Certificate(s) or other documents representing the Outstanding HCI Holding Co. Common Stock owned by such Shareholder in the manner provided in Section 2.8 will transfer to the Parent good and valid title thereto free and clear of all Encumbrances. There are no agreements to which such Shareholder is party or by which he, she or it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of HCI Holding Co. or the Company.

            5.3 INVESTMENT REPRESENTATIONS. Such Shareholder understands that the shares of Parent Common Stock have not been registered under the Securities Act. Such Shareholder also understands that the shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Shareholder's representations and warranties contained in this Agreement. Such Shareholder hereby represents and warrants as follows:

                  (a) Such Shareholder:

                           (i) is an "accredited investor" as defined in Rule
501(a) of the Securities Act; and/or

                           (ii) either alone, or with his, her or its purchaser
representative (a "Purchaser Representative"), has such knowledge and experience in financial and business matters and investing in private placement transactions of securities in companies similar to Parent so that he, she or it is capable of evaluating the merits and risks of his, her or its investment in Parent and has the capacity to protect his, her or its own interests. To the extent that such Shareholder has evaluated the merits and risk of his, her or its investment in Parent with a Purchaser Representative, such Purchaser
Representative: (i) is not an Affiliate, director, officer or other employee of Parent, or the beneficial owner of ten percent (10%) or more of the equity interests of Parent; (ii) has such knowledge and experience in financial and business matters that he or she is capable of evaluating, alone or together with other purchaser representatives of the Shareholder, or together with the Shareholder, the merits and risks of his, her or its investment in Parent; (iii) has been acknowledged in writing to be such Shareholder's purchaser representative in connection with evaluating the merits and risks of the prospective investment in Parent; and (iv) has disclosed to such Shareholder in writing a reasonable time prior to the issuance of the Parent Common Stock any material relationship between himself or herself or his Affiliates and Parent that currently exists, that is mutually understood to be contemplated or that has existing at any such time during the previous two years, and any compensation received or to be received as a result of such relationship.

                  (b) Subject to Parent's obligations pursuant to Section 2.9,
(i) such Shareholder must bear the economic risk of this investment indefinitely unless and until the shares of Parent Common Stock are registered pursuant to the Securities Act, or an exemption from registration is available, and (ii) such Shareholder also understands that there is no assurance that such registration or any exemption from registration under the Securities Act will be available and that, even if available, such registration or exemption may not allow such Shareholder to transfer all or any portion of the shares of Parent Common Stock under the circumstances, in the amounts or at the times such Shareholder might propose.

                  (c) Subject to Parent's obligations pursuant to Section 2.9, such Shareholder is acquiring the shares of Parent Common Stock for such Shareholder's own account for investment only, and not with a view towards their distribution.

                  (d) Such Shareholder represents that by reason of his, her or its business or financial experience, either alone or together with his, her or its Purchaser Representative, such Shareholder has the capacity to protect his, her or its own interests in connection with the transactions contemplated in this Agreement.

                  (e) Such Shareholder has received and read the Parent SEC Documents and has had an opportunity to discuss Parent's business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent's operations and facilities. Such Shareholder has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of this investment.

                  (f) Such Shareholder acknowledges and agrees that the shares of Parent Common Stock must be held indefinitely unless and until they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market (as said term is defined under the Exchange Act) and the number of shares being sold during any three month period not exceeding specified limitations.

            5.4 TRANSFER RESTRICTIONS. Such Shareholder acknowledges and agrees that the shares of Parent Common Stock are subject to restrictions on transfer set forth in this Section 5.4. Such Shareholder agrees not to make any disposition of all or any portion of the shares of Parent Common Stock (other than sales to Parent pursuant to Section 2.10) unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) the transferee (except for transfers in compliance with Rule 144) has agreed in writing to be bound by the terms of this
Section 5.4, such Shareholder shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition and if reasonably requested by Parent, such Shareholder shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act; or (iii) the sale is made in compliance with Rule 144. Notwithstanding the provisions of clauses
(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Shareholder to a family member of such Shareholder or trust for the benefit of such Shareholder or family member; provided, however, that in each case the transferee will be subject to the terms of this Section 5.4 to the same extent as if he, she or it were an original Shareholder hereunder. Parent shall be entitled to impose stop transfer instructions with respect to the Parent Common Stock in order to enforce the foregoing restrictions.

            The certificates representing the Parent Common Stock (when issued pursuant to this Agreement) shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION DATED NOVEMBER 14, 2004 BY AND AMONG CRDENTIA CORP., CRDE CORP., HCI HOLDING CORPORATION ("HCI HOLDING CO."), AND THE SHAREHOLDERS OF HCI HOLDING CO.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

            6.1 OPERATION OF BUSINESS PRIOR TO CLOSING DATE. Except as otherwise provided herein, between the date hereof and the Closing Date, the Shareholders will cause each of HCI Holding Co. and the Company to operate its respective business in the Ordinary Course of

Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Closing Date.

            6.2 NO SOLICITATION OR NEGOTIATION. Between the date hereof and the earlier of (a) the termination of this Agreement, (b) the Closing and (c) the date that is seventy-five (75) days from the date hereof, neither HCI Holding Co., the Company nor the Shareholders will (nor will HCI Holding Co., the Company or the Shareholders permit any of the officers, directors, employees, agents, representatives or Affiliates of HCI Holding Co. or the Company to) directly or indirectly, take any of the following actions with any person other than Parent and Acquisition Co.: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person (other than Parent and Acquisition Co.) relating to any possible acquisition of HCI Holding Co. or the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in HCI Holding Co. or the Company; (ii) provide information with respect to it or any of its subsidiaries to any person, other than Parent and Acquisition Co., relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of HCI Holding Co. or the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or any material portion of its or their assets or any equity interest in HCI Holding Co. or the Company; or (iii) enter into any agreement with any person (other than Parent and Acquisition Co.) providing for the possible acquisition of HCI Holding Co. or the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or any material portion of its or their assets or any equity interest in HCI Holding Co. or the Company. The foregoing shall not prevent or prohibit the HCI Conversion.

            6.3 ACCESS TO INFORMATION. Between the date hereof and the Closing Date, the Shareholders shall cause HCI Holding Co. and the Company to give Parent and its authorized representatives (including, without limitation, its attorneys and accountants), upon reasonable notice from Parent, reasonable access to all employees, customers, suppliers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, Returns, contracts and all personnel files of current employees of HCI Holding Co. and the Company and its respective subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of HCI Holding Co. and the Company and its respective subsidiaries as Parent may from time to time reasonably request; provided, however, that notwithstanding the foregoing Parent shall not contact any of such employees, customers or suppliers, or receive any customer or supplier list, or specific financial or health-related information regarding any single customer or supplier without the prior written consent of William W. Riddle, Jr., which such consent shall not be unreasonably withheld.

            6.4 NOTIFICATION OF CERTAIN MATTERS. Subject to the provisions of the preamble of Article III, each of Parent, on the one hand, and HCI Holding Co. and/or the Shareholders, on the other hand, shall give prompt notice to the other of (i) the occurrence or nonoccurrence of any event of which they obtain knowledge the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by (a) Parent or Acquisition Co. to be untrue or inaccurate at or prior to the Closing Date, or (b) subject to the provisions of the preamble of Article III, HCI Holding Co., the Company or the Shareholders to be untrue or inaccurate at or prior to the Closing Date, or (ii) any failure of which they obtain knowledge by Parent or Acquisition Co., on the one hand, or HCI Holding Co., the Company or the Shareholders, on the other hand, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, subject to the provisions of the preamble of Article III, the delivery of any notice pursuant to this Section 6.4 shall not cure such breach or non-compliance by Parent or Acquisition Co., on the one hand, or HCI Holding Co., the Company or the Shareholders, on the other hand, shall not limit or otherwise affect the remedies available hereunder to the other party, or constitute an amendment of any representation, warranty or statement in this Agreement or the HCI Disclosure Schedule.

            6.5 FEES AND EXPENSES. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker's, consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such Third Party Expenses.

            6.6 TAX MATTERS.

                  (a) At their own expense, the Shareholders shall cause the Group's accountants to prepare and the Group to timely file all Group federal tax returns and state tax returns not already filed for all Pre-Closing Periods (the "Final Returns"), if legally required to do so. The Shareholders shall pay any Tax due and be entitled to any refunds due with respect to the Final Returns. The Final Returns shall be prepared in a manner consistent with previously filed Group Returns, and, without limiting the foregoing, the Shareholders shall maintain HCI Holding Co.'s S corporation status for federal and applicable state tax purposes through the Closing Date and on the Final Returns. The Shareholders shall cause a copy of all Final Returns to be sent to Parent for its review and comment and, if required, appropriate execution, at least fifteen (15) days prior to the filing thereof.

                  (b) The Shareholders shall, if legally required to do so, pay all Taxes of the Group that may be due after the Closing Date that are allocable to such Shareholders for the period prior to and including the Closing Date. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this Section 6.6(b), close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant Government or Regulatory Authorities to treat for all purposes the Closing Date as the last day of a Tax period of HCI Holding Co. or the Company, and such period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit HCI Holding Co. or the Company to treat the Closing Date as the last day of a Tax period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of HCI Holding Co. or the Company for the Interim Period shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Tax period.

                  (c) At their own expense, Parent and Acquisition Co. shall prepare and timely file all Group federal tax returns and state tax returns not already filed for all Post-Closing Periods and for Interim Periods not otherwise treated as Pre-Closing Periods pursuant to Section 6.6(b) hereof. Parent and Acquisition Co. shall pay any tax due with respect to Post-Closing Periods. To the extent that Parent and Acquisition Co. are preparing returns for an Interim Period that is not treated as a Pre-Closing Period pursuant to Section 6.6(b) hereof, Parent and Acquisition Co. shall cause a copy of such Return to be sent to the Shareholders for their review and comment and, if required, appropriate execution at least fifteen (15) days prior to the filing thereof.

                  (d) Without the prior written consent of the Shareholders, neither Parent nor Acquisition Co. shall, to the extent it may affect or relate to HCI Holding Co. or the Company, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action (including amending a Tax Return), if any such action or omission would affect a Pre-Closing Tax Period or Interim Period, unless required by applicable law.

                  (e) Parent will cause all Books and Records of HCI Holding Co., the Company and any subsidiary of the Company relating to any period at or prior to the Closing Date, to be preserved for a period of at least seven (7) years after Closing and shall make all such Books and Records available (including for copying at the Shareholders' expense) to the Shareholders and their respective representatives from time to time upon reasonable notice and request.

                  (f) None of the parties to this Agreement shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            6.7 FORMATION OF HCI HOLDING CO./CONVERSION OF COMPANY. At or prior to the Closing, the Shareholders shall (a) cause HCI Holding Co. to be incorporated in the State of Delaware and to issue shares of its common stock to the Shareholders so that, immediately prior the Closing, Robin D. Riddle owns seventy-two percent (72%) of the Outstanding HCI Holding Co. Common Stock and Brian F. Wilson owns twenty-eight percent (28%) of the Outstanding HCI Holding Co. Common Stock, (b) effect the conversion of the Company from an Oklahoma corporation to an Oklahoma limited liability company and (c) transfer and assign all of their respective ownership interests in the Company to HCI Holding Co., so as to make the Company a wholly-owned subsidiary of HCI Holding Co. (such transactions collectively, the "HCI Conversion"). The HCI Conversion and the documents and agreements entered into or adopted to effect the same shall be reasonably satisfactory to Parent and the Shareholders. At or prior to the Closing, the Shareholders shall cause HCI Holding Co. to execute and deliver a written joinder, in form and substance reasonably satisfactory to Parent and the Shareholders, pursuant to which HCI Holding Co. joins in, becomes party to and agrees to be bound by this Agreement. The Shareholders hereby covenant and agree that, except as expressly contemplated by this Agreement, prior to the Closing, HCI Holding Co. shall not enter into any material transactions or incur any material liabilities other than the HCI Conversion and the transactions and liabilities entered into or incurred in connection with the HCI Conversion.

            6.8 CASH WITHDRAWAL. Subject to the provisions of Section 2.11(b)(xi), herein, at or within a reasonable time prior to Closing, the Shareholders shall be permitted to withdraw the cash balances held by HCI Holding Co., the Company, and/or the subsidiary of the Company generated in the Ordinary Course of Business by HCI Holding Co., the Company and/or the subsidiary of the Company.

                                  ARTICLE VII
                     CONDITIONS TO CONSUMMATION OF THE SALE

            7.1 CONDITIONS TO THE OBLIGATIONS OF HCI HOLDING CO. AND THE SHAREHOLDERS. The obligation of HCI Holding Co. and the Shareholders to effect the Closing and the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) the representations and warranties of Parent and Acquisition Co. contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except (i) to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date, and (ii) for changes, transactions or matters made or entered into pursuant to or as permitted or contemplated by this Agreement) and, at the Closing, Parent shall have delivered to the Shareholders a certificate to that effect, executed by an officer of Parent; and

                  (b) each of the covenants and obligations of Parent and Acquisition Co. to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, Parent and Acquisition Co. shall have delivered to HCI Holding Co. and the Shareholders a certificate to that effect, executed by an officer of Parent; and

                  (c) Parent shall have raised aggregate, gross cash proceeds of at least Fourteen Million Dollars ($14,000,000) (solely or through a combination of an Offering, lending, or otherwise) after the date hereof on terms reasonably satisfactory to the Shareholders; and

                  (d) Parent shall have delivered all of the Closing deliveries set forth in Section 2.11(c) above; and

                  (e) all consents, approvals and authorizations required for the execution, delivery and performance of this Agreement and the Contemplated Transactions by Parent and Acquisition Co. shall have been obtained and evidence of same shall have been delivered to the Shareholders; and

                  (f) except as contemplated or disclosed herein prior to closing, there shall have been no events, changes or effects, individually or in the aggregate, with respect to Parent or Acquisition Co. having, or that would reasonably be expected to have, a Material Adverse Effect on Parent or Acquisition Co.; and

                  (g) the results of the Shareholders' and the Company's due diligence investigation of Parent and its subsidiaries and the Contemplated Transactions shall be satisfactory to the Shareholders, as determined in their reasonable discretion (including (i) meetings between the Shareholders or their representatives and Fred Toney to discuss his assessment of Parent and related matters as well as a commitment of Mr. Toney or his Affiliates to contribute a minimum of $2,000,000 to Parent, (ii) meetings with Bridge, (iii) meetings with the proposed underwriters for any Offering referred to in Section 7.1(c), and
(iv) receipt of a stock capitalization schedule of Parent reflecting the ownership of the common shares of Parent on a fully diluted basis following completion of the Offering referred to in Section 7.1(c) provided by Parent's counsel; and

                  (h) the board of directors of Parent shall have approved the grant of options to purchase shares of Parent's Series C Convertible Preferred Stock to James D. Durham and Pamela Atherton in an amount equal to seven percent (7%) of the after-issuance Series C Convertible Preferred Stock, to be divided between them, and with such terms, as to be determined by the board of directors; and

                  (i) all proceedings taken by Parent and Acquisition Co. and all instruments executed and delivered by Parent and Acquisition Co. on or prior to the Closing in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to counsel for HCI Holding Co. and the Shareholders.

            7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION CO. The respective obligations of Parent and Acquisition Co. to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) the representations and warranties of HCI Holding Co., the Company and the Shareholders contained in this Agreement (subject to the provisions contained in the preamble to Article III) shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, HCI Holding Co. and the Shareholders shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an officer of HCI Holding Co. and the Shareholders; and

                  (b) each of the covenants and obligations of HCI Holding Co., the Company and the Shareholders to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, HCI Holding Co. shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an officer of HCI Holding Co.; and

                  (c) all consents, approvals and authorizations required for the execution, delivery and performance of this Agreement and the Contemplated Transactions by HCI Holding

Co., the Company and the Shareholders shall have been obtained and evidence of same shall have been delivered to Parent and Acquisition Co.; and

                  (d) HCI Holding Co., the Company and the Shareholders, as the case may be, shall have delivered all of the Closing deliveries set forth in
Section 2.11(b) above; and

                  (e) except as contemplated or disclosed herein or in the HCI Disclosure Schedule, there shall have been no events, changes or effects, individually or in the aggregate, with respect to HCI Holding Co. or the Company having, or that would reasonably be expected to have, a Material Adverse Effect on HCI Holding Co. or the Company; and

                  (f) no key employee of HCI Holding Co. or the Company (as determined by Parent in its sole discretion) shall have terminated their employment or given written or oral notice to HCI Holding Co., the Company or Parent of their intention to do so after the consummation of the Merger; and

                  (g) the results of Parent's due diligence investigation of HCI Holding Co. and the Company shall be satisfactory to Parent, as determined in its reasonable discretion; and

                  (h) all proceedings taken by HCI Holding Co., the Company and the Shareholders and all instruments executed and delivered by HCI Holding Co., the Company and the Shareholders on or prior to the Closing in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to counsel for Parent and Acquisition Co.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

            8.1 TERMINATION. This Agreement may be terminated and this Agreement and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement:

                  (a) by written consent of Parent and Acquisition Co., on the one hand, and HCI Holding Co. and/or the Shareholders, on the other hand;

                  (b) by Parent and Acquisition Co. on the one hand, and HCI Holding Co. and/or the Shareholders, on the other hand, if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Merger has not been consummated by the date that is seventy-five (75) days from the date hereof; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Merger shall not have occurred on or before said date;

                  (c) by HCI Holding Co. or the Shareholders if (i) there shall have been a material Breach of any representations or warranties on the part of Parent or Acquisition Co. set forth in this Agreement or if any representations or warranties herein of Parent or Acquisition

Co. shall have become untrue in any material respect as of the Closing Date, provided that neither HCI Holding Co., the Company nor any of the Shareholders shall have breached any of its obligations hereunder in any material respect; or
(ii) there shall have been a breach by Parent or Acquisition Co. of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent and Acquisition Co., on the one hand, or HCI Holding Co. or the Shareholders, on the other hand, to consummate the Merger, and either Parent or Acquisition Co., as the case may be, has not cured such breach within ten (10) Business Days after notice by HCI Holding Co. thereof, provided that neither HCI Holding Co., the Company nor any of the Shareholders has breached any of its obligations hereunder in any material respect, or (iii) the results of the Shareholders' or the Company's due diligence investigations of Parent, its subsidiaries and the Contemplated Transactions are not satisfactory to the Shareholders for any reason in their sole discretion; or

                  (d) by Parent if (i) there shall have been a material Breach of any representations or warranties under Sections 3.1 through 3.5 or Article V on the part of HCI Holding Co. or the Shareholders or, following delivery of the HCI Disclosure Schedule as contemplated by the preamble to Article III, there has been a material Breach of any other representations or warranties herein of HCI Holding Co. or the Shareholders, provided that neither Parent nor Acquisition Co. has breached any of its respective obligations hereunder in any material respect; (ii) there shall have been a breach by HCI Holding Co. or the Shareholders of one or more of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent or Acquisition Co. to consummate the Merger, and neither HCI Holding Co. nor any of the Shareholders has cured such breach within ten (10) Business Days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition Co. has breached any of its respective obligations hereunder in any material respect; or (iii) the results of Parent's due diligence investigations of HCI Holding Co. and the Company are not satisfactory to Parent for any reason in its sole discretion.

            8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 above, this Agreement shall forthwith become void and have no effect without liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 8.2 and Sections 6.5, 8.3, 10.8, and 10.10.

            8.3 AMENDMENT. This Agreement may be amended by action taken by Parent and Acquisition Co., on the one hand, and HCI Holding Co. and the Shareholders, on the other hand, at any time before or after approval of the Merger by the Shareholders but after any such approval no amendment shall be made that requires the approval of such Shareholders under applicable law without such approval. This Agreement (including, except as otherwise provided in the preamble to Article III, the HCI Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

                                   ARTICLE IX
                    ACTIONS BY THE PARTIES AFTER THE CLOSING

            9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. Subject to Section 9.2, the representations and warranties contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party) until twelve (12) months after the Closing Date; provided, however, that the representations and warranties of the parties contained in Sections 3.2, 3.19, 3.24 and 5.2 shall continue to survive indefinitely in full force and effect following the Closing Date. The covenants and agreements contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder until fully performed.

            9.2 INDEMNIFICATION.

                  (a) By the Shareholders. On the terms and subject to the limitations set forth in this Article IX, the Shareholders shall indemnify, defend and hold harmless Parent and Acquisition Co. (the "Parent Group") from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including, without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, reasonable attorneys' fees and all other amounts paid for the investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any covenant, representation, warranty or agreement made by HCI Holding Co or the Shareholders in or pursuant to this Agreement at the Closing, or in the other documents executed and delivered in connection with the transactions contemplated by this Agreement at the Closing; provided, however, that no Shareholder shall have any liability with respect to any covenant, representation, warranty, or agreement made severally by another Shareholder, or (ii) any claim asserted against the Company at or prior to the third anniversary of the Closing Date by the Office of Oklahoma Attorney General, Medicaid Fraud Unit, or United States Department of Health and Human Services, Office of Inspector General, based on an act or omission occurring prior to the Closing Date, as a result of those certain investigations which arose pursuant to subpoenas previously delivered to the Company or its representatives prior to the date hereto (the "Investigations").

                  (b) By the Parent. The Parent shall indemnify, defend and hold harmless the Shareholders and their respective heirs, legal representatives, successors and assigns from and against any and all Damages incurred in connection with, arising out of or relating to any Breach of any covenant, representation, warranty or agreement made by Parent or Acquisition Co. in or pursuant to this Agreement, or in other documents delivered in connection with the transactions contemplated by this Agreement.

                  (c) Limitation of Liability. The liability of each Shareholder to the Parent Group for indemnification pursuant to Section 9.2(a) shall be limited to Three Hundred and Ninety Two Thousand Dollars ($392,000) for Brian F. Wilson and One Million Eight Thousand Dollars ($1,008,000) for Robin D. Riddle. Notwithstanding the foregoing, however, the preceding limitation of liability shall not apply to (i) any claims for Damages made pursuant to Section 9.2(a) for Breach of any representation or warranty of HCI Holding Co. or the Shareholders contained in Sections 3.2, 3.19, 3.24 or 5.2, or (ii) any intentional or fraudulent breach by HCI Holding Co. or the Shareholders of any representation, warranty, covenant or agreement.

                  (d) Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would materially adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within 15 days after its receipt of notice thereof pursuant to this Section 9.2(d), or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. Subject to the limitations set forth in this Article IX, the indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2(d) and for any final judgment (subject to any right of appeal), and, on the terms and subject to the limitations set forth in this Article IX, the indemnifying party agrees to indemnify and hold harmless the indemnified party, pursuant to Section 9.2(a) or Section 9.2(b), as applicable, from and against any Damages by reason of such settlement or judgment.

            The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this
Section 9.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Action or Proceeding under this Section 9.2 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

            If the indemnified party undertakes the defense, compromise or settlement of an Action or Proceeding in accordance with this Section 9.2(d), the indemnifying party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.

                  (e) Tax Matters. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Damages, no effect will be given to any resulting Tax benefit or detriment to any indemnified party.

            9.3 ARTICLES OF INCORPORATION AND BYLAWS. Notwithstanding anything to the contrary contained in the Articles of Incorporation or Bylaws of HCI Holding Co. or the Company, the indemnification provisions of this Article IX shall take precedence over such Articles of Incorporation or Bylaws. No Shareholder nor any other director or officer incumbent at any time prior to the Closing shall be entitled to indemnification directly or indirectly under such Articles of Incorporation or Bylaws or otherwise for any matter upon which HCI Holding Co., the Company or any Shareholder has or might have an indemnification obligation hereunder and the Articles of Incorporation and Bylaws shall be deemed amended accordingly. However, the provisions of this Section 9.3 are intended only for the regulation of relations among HCI Holding Co., the Company and the Shareholders and any indemnified party. This Section 9.3 is not intended for the benefit of creditors or other third parties and does not grant any rights to creditors or other third parties.

            9.4 EXCLUSIVITY. The parties hereto acknowledge and agree that the indemnity obligations set forth above shall be the exclusive remedy of the indemnified parties with respect to this Agreement and the Contemplated Transactions except with respect to claims with respect to any intentional or fraudulent breach by any party of any representation, warranty, covenant or agreement hereunder. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary herein, no member of the Parent Group shall be entitled to setoff, against any amounts owed or payable to any Shareholder pursuant to this Agreement or any document or agreement entered into in connection herewith or otherwise, all or any portion of any liability, obligation or other amount owed to Parent or any Affiliate of Parent whether pursuant to or in connection with this Agreement or otherwise.

                                   ARTICLE X
                                  MISCELLANEOUS

            10.1 FURTHER ASSURANCES. In case at any time on or after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (except to the extent the requesting party is entitled to indemnification therefor under Article IX).

            10.2 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

                  If to Parent or Acquisition Corp.:

                           Crdentia Corp.
                           14114 Dallas Parkway, Suite 600
                           Dallas, Texas 75240
                           Facsimile No.: (972) 392-2722
                           Attention:  Chief Executive Officer

                  with copies to:

                           Morrison & Foerster llp
                           3811 Valley Centre Drive, Suite 500
                           San Diego, CA  92130
                           Facsimile No.: (858) 720-5125
                           Attention:  Steven G. Rowles, Esq.

                  If to HCI Holding Co., the Company, the Shareholders or the Shareholder Representative:

                           Robin D Riddle.
                           14114 Dallas Parkway, Suite 220
                           Dallas, Texas  75240

                  with copies to:

                           Kroney Mincey, Inc.
                           1210 Three Forest Plaza
                           12221 Merit Drive
                           Dallas, Texas  75251
                           Facsimile No.:  (972) 701-0307
                           Attention:  Donald P. Lan, Jr.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 10.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            10.3 ENTIRE AGREEMENT. This Agreement (and all exhibits and schedules attached hereto, all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

            10.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as otherwise expressly provided herein, all remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

            10.5 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors, heirs, legal representatives, or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

            10.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under
Article IX may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns.

            10.7 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

            10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

            10.9 CONSENT TO JURISDICTION AND FORUM SELECTION. Each of the Parent, Acquisition Co., HCI Holding Co., the Company, the Shareholders and the Shareholder Representative irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in either a state court having jurisdiction in Dallas County, Texas or the United States District Court for the North District of Texas, and each of the Parent, Acquisition Co., HCI Holding Co., the Company, the Shareholders and the Shareholder Representative hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parent, Acquisition Co., HCI Holding Co., the Company, the Shareholders and the Shareholder Representative hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            10.10 CONSTRUCTION. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party.

            10.11 COUNTERPARTS; FUTURE SIGNATURES. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Pursuant to Section 6.7, upon its execution of a counterpart signature hereto, HCI Holding Co. shall be deemed to be a party for all purposes hereunder and shall be further deemed to have made applicable the representations and warranties contained herein as of such date.

            10.12 ATTORNEY'S FEES. In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred in said action.

               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

                                   CRDENTIA CORP.,
                                   a Delaware corporation

                                   By:   /s/ James D. Durham
                                         -------------------------------------
                                   Name:    James D. Durham
                                   Title:   Chief Executive Officer

                                   CRDE CORP.,
                                   a Delaware corporation

                                   By:  /s/ James D. Durham
                                        --------------------------------------
                                   Name:    James D. Durham
                                   Title:   President



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                   SHAREHOLDERS

                                   /s/  Robin Riddle
                                   -------------------------------------------
                                   Robin Riddle

                                   /s/  Brian Wilson
                                   -------------------------------------------
                                   Brian Wilson

                                   SHAREHOLDER REPRESENTATIVE

                                   /s/  Robin D. Riddle
                                   -------------------------------------------
                                   Robin D. Riddle


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]